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                                                                     EXHIBIT 2.2


                 AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT


         AMENDMENT dated as of October 20, 1994 between Bell Canada International Inc., a Canadian corporation (the "Purchaser") and Jones Intercable, Inc., a Colorado corporation (the "Company").


                            W I T N E S S E T H :


         WHEREAS, the parties have heretofore entered into a Stock Purchase Agreement dated as of May 31, 1994, (the "Agreement"); and

         WHEREAS, the parties hereto desire to amend the Agreement as provided for herein.

         NOW THEREFORE, the parties hereto agree as follows:

         SECTION 1. Definitions; References. Unless otherwise specifically defined herein, each term used herein which is defined in the Agreement shall have the meaning assigned to such term in the Agreement. Each reference to "hereof", "hereunder", "herein" and "hereby" and each other similar reference and each reference to "this Agreement" and each other similar reference contained in the Agreement shall from and after the date hereof be to the Agreement as amended hereby.

         SECTION 2. Amendment of Section 1.1 of the Agreement. In Section 1.1 of the Agreement, (i) the definition of "Spacelink Agreement" is amended to add ", as amended as of October 20, 1994" at the end of such definition and (ii) the definition of "Spacelink Shares" is amended by substituting "3,900,000" for "4,100,000" and adding "(together with any shares of Common Stock transferred pursuant to Section 2.6 of the Spacelink Agreement)" at the end of such definition.

         SECTION 3. Amendment of Section 2.1 of the Agreement. In Section 2.1 of the Agreement, the number "7,500,000" is amended to be "7,414,300", and the following sentence is added:
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         "The parties agree that the number of shares purchased by the
     Purchaser at Closing, together with any shares purchased pursuant to
     Section 5.4, will equal approximately 30% of the outstanding Capital Stock, calculated on a fully diluted basis."

         SECTION 4. Amendment of Section 5.2 of the Agreement. In Section 5.2 of the Agreement, the clause ", unless Jones International has made an election pursuant to Section 2.6 of the Spacelink Agreement," is added between the word "and" and the number "2,859,240".

         SECTION 5. Governing Law. This Amendment shall be governed by and construed in accordance with the law of the State of Colorado, without regard to the conflicts of law rules of such state.

         SECTION 6. Counterparts; Effectiveness. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall become effective as of the date hereof when each party shall have received a duly executed counterpart hereof signed by the other party.


         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.


                                       BELL CANADA INTERNATIONAL INC.

                                       By /s/ MARTINE TURCOTTE
                                         Title: General Counsel and Corporate
                                                Secretary


                                       JONES INTERCABLE, INC.

                                       By /s/ ELIZABETH M. STEELE
                                         Title: Vice President/General Counsel





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